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                                                                   Exhibit 10X

                               December 12, 1995



Mr. John A. Rollwagen
1315 Foshay Tower
Minneapolis, MN  55402

Dear Mr. Rollwagen:

     The purpose of this letter is to set forth the terms on which you will provide services for Computer Network Technology Corporation (the "Company") on a part-time, independent contractor basis, as its Chairman of the Board. When countersigned by you where indicated below, this letter will constitute a legally binding agreement, enforceable in accordance with its terms.

     During the term of your services under this Agreement (the "Term"), you will provide such services as the Company may reasonably require of you as its Chairman of the Board, on a part-time basis. It is presently anticipated that during the Term you will devote approximately two days per week during normal business hours to the performance of services on behalf of the Company pursuant to this Agreement. The Company recognizes that you have other business and personal commitments that generally require a minimum of two business days of your time per week.

     As consideration for the services to be provided by you pursuant to this Agreement, the Company will pay you a fee at the rate of $ 12,000 per calendar month during the Term (prorated for any partial calendar month during the Term). In addition, pursuant to a grant by the Committee administering the Company's 1992 Stock Award Plan, the Company will issue to you non-qualified options to acquire 100,000 shares of the Company's common stock at a purchase price equal to the fair market value thereof as of the date of grant, such options to vest in 12 equal monthly installments so long as you remain a director of the Company and otherwise be on the terms of Outside Director Option grants under the Company's 1992 Stock Award Plan.

     The Term may be terminated by either you or the Company, at any time, with or without cause.

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Mr. John A. Rollwagen
December 12, 1995
Page 2


     If the foregoing accurately reflects our agreement with respect to the matters addressed, please countersign this letter where indicated below and return a fully executed copy to the Company.


                             Very truly yours,

                             COMPUTER NETWORK TECHNOLOGY
                              CORPORATION


                             By  /s/ Bruce T. Coleman
                                -------------------------
                               Its
                                  -----------------------

AGREED TO AND ACCEPTED:



 /s/ John A. Rollwagen
----------------------
John A. Rollwagen